GRIFFON CORPORATION ANNOUNCES RECORD FOURTH QUARTER
               ---------------------------------------------------
                   OPERATING RESULTS, 2005 FISCAL YEAR RESULTS
                   -------------------------------------------
                   AND ENTRY INTO RULE 10b5-1 TRADING PROGRAM
                   ------------------------------------------

     Jericho, New York, November 3, 2005 - Griffon Corporation (NYSE:GFF) today announced operating results for the fiscal year ended September 30, 2005, including a record fourth quarter. Net sales for the fourth quarter increased to $388,442,000, up from $369,723,000 for the fourth quarter of fiscal 2004. Pretax income for the quarter increased to $35,358,000 from $34,983,000 for last year's fourth quarter. Net income for the current quarter was $22,623,000 compared to $18,925,000 for the last quarter of 2004. Diluted earnings per share increased to $.71 for the fourth quarter of fiscal 2005 compared to $.61 in last year's fourth quarter.

     The increase in sales in the fourth quarter was primarily attributable to the garage doors, electronic information and communication systems and installation services segments, which all achieved significant revenue growth. Fourth quarter earnings in the garage doors segment were approximately the same as last year while the electronic information and communication systems and installation services segments enjoyed higher profitability in the quarter compared to 2004. Telephonics, the company's electronic information and communication systems segment, had an outstanding fourth quarter, and as a result an excellent year. With its recently announced military contract awards Telephonics is poised for another strong year in fiscal 2006.

     Net sales for the fiscal year ended September 30, 2005 were $1,401,993,000 compared to $1,393,809,000 for fiscal 2004. Pretax income for fiscal 2005 was $78,945,000 compared to $104,749,000 last year. Net income for fiscal 2005 was $48,813,000 compared to last year's record earnings of $53,859,000. Diluted earnings per share was $1.55 compared to $1.71 a year earlier.

     Escalating raw material costs in our garage doors and specialty plastic films segments made fiscal 2005 a difficult year. The improved operating results in the third and fourth quarters demonstrated that the Company was able to respond to the challenges created by these cost increases. That response has also resulted in the Company being well positioned for continued improvement in operating performance.

     Cash generated from operations for the year was $58,000,000 which funded capital expenditures of $40,000,000, the majority of which was for the specialty plastic films segment. The company also used $96,000,000 for strategic acquisitions, purchasing the 40% minority interest in specialty plastics' largest European operation for $82,000,000 and making additional investments in the specialty plastics and electronic information and communication systems segments. A portion of the acquisitions was funded with bank borrowings of $60,000,000 under the company's existing revolving credit facility. Also, the company continued its stock buyback program, using approximately $26,000,000 during the year to acquire approximately 1,100,000 shares of common stock.

     The company also announced today that its Board of Directors approved the entry into a Rule 10b5-1 trading plan with a broker to facilitate the repurchase of its shares of common stock under its previously announced stock repurchase of its shares of common stock. Under such program, Griffon currently may purchase up to 2,400,000 shares of common stock. Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under the insider trading laws or because of self-imposed blackout periods, provided, among other considerations, that repurchases are made pursuant to a plan adopted when the company is not aware of material nonpublic information or is not otherwise prohibited from acquiring its own shares. Rule 10b5-1 purchases are expected to commence December 2005.

     In October 2005, the company announced that Telephonics Corporation, the company's electronic information and communication systems subsidiary, received a subcontract award from Syracuse Research Corporation (SRC) for the turnkey production of an SRC product. The initial release on this subcontract could exceed $20 million in value. Under the structure of the joint cooperation agreement with SRC, Telephonics total share of all production for the program will exceed $150 million.

     The total contract award announced by the U.S. Army to Syracuse Research Corporation (SRC) of approximately $550 million, makes Telephonics share of the program substantial. The award to SRC is to produce, field and support a next-generation capability against Remote Control Improvised Explosive Devices (RCIED) known as Counter RCIED Electronic Warfare Increment Two (CREW-2). RCIEDs, better known as roadside bombs, are the number one killer used by enemy insurgents in Iraq today. Crew-2 will provide an affordable capability against a broad spectrum of RCIED threats with a design that is sufficiently flexible to allow for future capability growth.


     The contract is intended to meet a Multinational Corps Iraq urgent operational need for a field-programmable electronic countermeasures system designed to provide force protection against RCIED detonation ambushes.

Griffon Corporation -

     o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

     o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

     o is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

     o develops and manufactures information and communication systems for government and commercial markets worldwide.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

                              GRIFFON CORPORATION
                              OPERATING HIGHLIGHTS
                   (in thousands except for per share amounts)

 PRELIMINARY
                                                           For the Three Months Ended        For the Twelve Months Ended
                                                                  September 30,                      September 30,
                                                          ---------------------------        ---------------------------
                                                              2005           2004                2005          2004
                                                          ----------      -----------        ----------    -------------
Net sales:
   Garage Doors                                            $ 149,027      $ 138,103          $  532,348    $  476,581
   Installation Services                                      84,154         78,055             300,041       306,992
   Specialty Plastic Films                                    93,686        100,667             370,158       411,346
   Electronic Information and Communication Systems           67,234         58,473             220,993       220,674
   Intersegment eliminations                                  (5,659)        (5,575)            (21,547)      (21,784)
                                                           ---------      ---------          ----------    ----------
                                                           $ 388,442      $ 369,723          $1,401,993    $1,393,809
                                                           =========      =========          ==========    ==========

 Operating income:
   Garage Doors                                            $  15,585      $  15,738          $   37,669    $   42,600
   Installation Services                                       3,976          2,716               9,135        10,909
   Specialty Plastic Films                                    10,724         13,793              31,582        52,655
   Electronic Information and Communication Systems            9,366          8,288              18,117        20,224
                                                           ---------      ---------          ----------    ----------
     Segment operating income                                 39,651         40,535              96,503       126,388
 Unallocated amounts                                          (2,353)        (3,950)            (15,121)      (14,643)
 Interest and other, net (1)                                  (1,940)        (1,602)             (2,437)       (6,996)
                                                           ---------      ---------          ----------    ----------
   Income before income taxes and minority interest        $  35,358      $  34,983          $   78,945    $  104,749
                                                           =========      =========          ==========    ==========



 (1) Includes pre-tax gain in 2005 of $3.7 million on sale of land and building.


                      GRIFFON CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


 PRELIMINARY                                                     FOR THE THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                 --------------------------
                                                                   2005              2004
                                                                 ----------        --------

 Net sales                                                      $   388,442       $ 369,723
 Cost of sales                                                      276,018         257,990
                                                                 ----------       ---------
    Gross profit                                                    112,424         111,733

Selling, general and administrative expenses                         75,766          75,350
                                                                 ----------       ---------
    Income from operations                                           36,658          36,383
                                                                 ----------       ---------
 Other income (expense):
    Interest expense                                                 (2,498)         (1,941)
    Interest income                                                     558             339
    Other, net                                                          640             202
                                                                  ---------       ---------
                                                                     (1,300)         (1,400)
                                                                  ---------       ---------
    Income before income taxes                                       35,358          34,983
                                                                  ---------       ---------
 Provision for income taxes:
    Federal                                                           9,410           9,501
    State and foreign                                                 3,325           3,442
                                                                  ---------       ---------
                                                                     12,735          12,943
                                                                  ---------       ---------

   Income before minority interest                                   22,623          22,040
Minority interest                                                         -          (3,115)
                                                                  ---------       ---------
   Net income                                                     $  22,623        $ 18,925
                                                                  =========        ========
Basic earnings per share of common stock:                         $     .74        $    .64
                                                                  =========        ========
Diluted earnings per share of common stock:                       $     .71        $    .61
                                                                  =========        ========
Weighted average number of shares outstanding:
      Basic                                                      30,529,000      29,540,000
                                                                 ==========      ==========
      Diluted                                                    31,910,000      31,225,000
                                                                 ==========      ==========



                   GRIFFON CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

 PRELIMINARY                                                    FOR THE YEARS ENDED
                                                                    SEPTEMBER 30,
                                                          ----------------------------------
                                                              2005                   2004
                                                          -----------             ----------

 Net sales                                                $ 1,401,993             $1,393,809
 Cost of sales                                              1,032,365                992,648
                                                          -----------             ----------
   Gross profit                                               369,628                401,161

 Selling, general and administrative expenses                 289,527                289,979
                                                          -----------             ----------
    Income from operations                                     80,101                111,182
                                                          -----------             ----------
 Other income (expense):
    Interest expense                                           (8,266)                (8,066)
    Interest income                                             2,085                  1,070
    Other, net                                                  5,025(1)                 563
                                                          -----------             ----------
                                                               (1,156)                (6,433)
                                                          -----------             ----------
    Income before income taxes                                 78,945                104,749
                                                          -----------             ----------
 Provision for income taxes:
    Federal                                                    14,794                 18,407
    State and foreign                                          10,923                 20,350
                                                          -----------             ----------
                                                               25,717(2)              38,757
                                                          -----------             ----------

   Income before minority interest                             53,228                 65,992
 Minority interest                                             (4,415)               (12,133)
                                                          -----------             ----------
    Net income                                            $    48,813             $   53,859
                                                          ===========             ==========
 Basic earnings per share of common stock:                $      1.64             $     1.81
                                                          ===========             ==========
 Diluted earnings per share of common stock:              $      1.55             $     1.71
                                                          ===========             ==========
 Weighted average number of shares outstanding:

      Basic                                                29,851,000             29,762,000
                                                           ==========             ==========
      Diluted                                              31,416,000             31,586,000
                                                           ==========             ==========


  (1) Includes gain of $3.7 million on sale of land and building.

  (2) Includes a reduced provision as a result of the resolution of certain income tax matters.


              GRIFFON CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS)

 PRELIMINARY

                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                            2005                           2004
                                                        -------------                 -------------

 ASSETS

 Current Assets:
    Cash and cash equivalents                             $    60,663                   $   88,047
    Accounts receivable, net                                  189,904                      174,938
    Contract costs and recognized income
      not yet billed                                           43,065                       32,700
    Inventories                                               148,350                      141,567
    Prepaid expenses and other current assets                  41,227                       43,381
                                                          -----------                   ----------
       Total current assets                                   483,209                      480,633
 Property, plant and equipment, at cost less
    depreciation and amortization                             216,900                      203,539
 Goodwill                                                      96,098                       50,554
 Intangible and other assets                                   55,220                       14,790
                                                          -----------                   ----------
                                                          $   851,427                   $  749,516
                                                          ===========                   ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Current Liabilities:
    Notes payable and current portion of long-term debt   $    16,625                   $   14,490
    Accounts payable                                           91,970                       85,589
    Accrued liabilities                                        78,849                       96,288
    Income taxes                                               22,599                       14,264
                                                          -----------                   ----------
       Total current liabilities                              210,043                      210,631
 Long-term debt:
    Convertible subordinated notes                            130,000                      130,000
    Other                                                      66,540                       24,445
 Other liabilities and deferred credits                        82,890                       40,293
 Minority interest                                                  -                       25,175
 Shareholders' equity                                         361,954                      318,972
                                                           ----------                   ----------
                                                           $  851,427                   $  749,516
                                                           ==========                   ==========



                      GRIFFON CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


PRELIMINARY                                                                   For the Years Ended
                                                                                  September 30,
                                                                           -------------------------
                                                                            2005               2004
                                                                           --------          -------

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                               $  48,813         $ 53,859
                                                                          ---------         --------
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                          32,613           28,331
      Gain on sale of land and building                                      (3,744)               -
      Minority interest                                                       4,415           12,133
     Provision for losses on accounts receivable                                988            2,785
      Deferred income taxes                                                  (1,740)           8,336
     Change in assets and liabilities:
        (Increase) decrease in accounts receivable and contract
         costs and recognized income not yet billed                         (24,595)          11,545
        Increase in inventories                                              (5,718)         (27,313)
        Increase in prepaid expenses and other assets                          (880)          (4,655)
        Increase in accounts payable, accrued liabilities and
         income taxes payable, net                                            5,644           14,632
        Other changes, net                                                    2,526            6,128
                                                                          ---------         --------
    Total adjustments                                                         9,509           51,922
                                                                          ---------         --------
          Net cash provided by operating activities                          58,322          105,781
                                                                          ---------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment                                (40,000)         (56,124)
 Proceeds from sale of land and building                                      6,931                -
 Acquisition of minority interest in subsidiaries                           (85,928)               -
 Acquired businesses                                                         (9,577)               -
 (Increase) decrease in equipment lease deposits                              6,856           (3,787)
 Other, net                                                                      -               708
                                                                          ---------         --------
          Net cash used in investing activities                            (121,718)         (59,203)
                                                                          ---------         --------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Purchase of treasury shares                                                (25,909)         (28,400)
 Proceeds from issuance of long-term debt                                    67,778           12,393
 Payments of long-term debt                                                 (25,038)         (12,631)
 Increase in short-term borrowings                                            1,045              103
 Exercise of stock options                                                   20,261            5,473
 Distributions to minority interests                                         (1,362)          (5,974)
 Other, net                                                                       -             (269)
                                                                          ---------          -------
          Net cash provided by (used in) financing activities                36,775          (29,305)
                                                                          ---------          -------
 Effect of exchange rate changes on cash and cash equivalents                  (763)             958
                                                                          ---------          -------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (27,384)          18,231
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              88,047           69,816
                                                                          ---------          -------
 CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  60,663         $ 88,047
                                                                          =========         ========
